EXHIBIT 99.1

2621 West 15th Place
Chicago, IL 60608

For additional information:

Terence R. Rogers
VP Finance and Treasurer
773.788.3720

RYERSON TULL, INC. APPOINTS DIRECTOR AND

DECLARES DIVIDENDS

CHICAGO, November 22, 2005 — The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) announced today that it has appointed Dennis J. Keller to the company’s board of directors.

Dennis J. Keller is Chairman of the Board of DeVry Inc. and DeVry University Inc. DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review, which together serve approximately 100,000 students in more than 30 countries. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor’s and master’s degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor’s degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams.

Keller holds an undergraduate degree in economics from Princeton University, and an MBA from the University of Chicago. He currently is a director of Nicor Inc., Chairman of the Board of Trustees of the African Wildlife Foundation, Vice Chairman of the Chicago Zoological Society at Brookfield Zoo, and a member of the Boards of Trustees of the University of Chicago, Princeton University and the Mpala Wildlife Foundation.

“We are very pleased with the addition of an executive of Mr. Keller’s stature to the Ryerson Tull Board”, said Neil Novich, Chairman & CEO of Ryerson.

The Board of Directors of Ryerson Tull, Inc. today also declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable February 1, 2006 to stockholders of record at the close of business on January 11, 2006.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with revenues of $4.5 billion through the first nine months of 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company will change its name to Ryerson Inc. and adopt the ticker symbol ‘RYI’.